GENSPERA’S G-202 GRANTED U.S. ORPHAN DRUG DESIGNATION FOR TREATMENT OF HEPATOCELLULAR CARCINOMA

SAN ANTONIO, Texas, March 14, 2013 – GenSpera, Inc. (OTCBB:GNSZ) announced that the U.S. Food and Drug Administration's Office of Orphan Products Development has granted Orphan Drug Designation to its lead candidate, G-202, for the treatment of hepatocellular carcinoma (HCC), the most common form of primary liver cancer. G-202 is currently in a Phase II clinical trial for patients with hepatocellular carcinoma whose disease has worsened on standard therapy for this indication.

Primary hepatocellular carcinoma is cancer that forms in the tissues of the liver. Although relatively rare in the U.S., its incidence is growing rapidly and it is the most common cancer in other parts of the world, with more than 1 million new cases diagnosed each year. Contributing to the growing incidence of the cancer are diseases or conditions such as hepatitis, alcoholism and fatty liver disease resulting from obesity. Even with current optimal treatments the five-year relative survival rate for patients with metastatic liver cancer is only three percent.

Orphan drug designation aims to encourage the development of drugs involved in the diagnosis, prevention or treatment of a medical condition affecting fewer than 200,000 people in the country. The designation grants U.S. market exclusivity to a drug for a particular indication for a seven-year period if the sponsor complies with certain FDA specifications. Additional incentives for the sponsor include tax credits related to clinical trial expenses, access to funding to support the clinical studies necessary to gain marketing approval for the drug, and a possible exemption from FDA user fees.

“We are excited to receive orphan drug status for G-202, which we feel further enhances the value of the Company’s proprietary property once regulatory approval is achieved,” said Craig Dionne, PhD, GenSpera CEO and President. “We are optimistic that our Phase II clinical trial with G-202 will soon indicate significant potential benefits for HCC patients.”

About GenSpera

GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that targets release of the drug within the tumor. Unlike typical chemotherapeutic agents, thapsigargin kills cells irrespective of the rate of cell division, which may provide an effective approach to kill both fast- and slow-growing cancers as well as cancer stem cells. GenSpera’s lead drug candidate, G-202, is activated by the enzyme PSMA which is found at high levels in prostate cancer and in the vasculature of almost all solid tumors and is therefore expected to have efficacy in a wide variety of tumor types.

Data from the G-202 Phase Ib program in solid tumor patients demonstrated that G-202 is well-tolerated with prolonged disease stabilization observed in several hepatocellular carcinoma patients whose disease had previously worsened on standard therapy. A Phase II clinical trial in patients with hepatocellular carcinoma is underway. For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports filed with the Securities and Exchange Commission.

CONTACT:

Company:	Craig Dionne, PhD, CEO

GenSpera, Inc. (210) 479-8112

Investors:	Paul Henning

Cameron Associates (212) 554-5462

Media:	Deanne Eagle

Planet Communications (917) 837-5866

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